                                                                  Exhibit (i)(2)

GOODWIN/PROCTER
                                      Goodwin Procter LLP     T: 617.570.1000
                                      Counsellors at Law      F: 617.523.1231
                                      Exchange Place          goodwinprocter.com
                                      Boston, MA 02109


June 9, 2006

Calamos Investment Trust
2020 Calamos Court
Naperville, Illinois 60563

Ladies and Gentlemen:

As Massachusetts counsel to Calamos Investment Trust, a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a "Massachusetts business trust" (the "Trust"), we have been asked to render this opinion letter in connection with the registration of an indefinite number of shares of beneficial interest, without par value, of the Trust (the "Shares"), representing interests in Calamos Multi-Fund Equity, a series of the Trust, as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 44 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration Nos. 33-19228 and 811-05443).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of an officer of the Trust. In addition, we have assumed that the consideration per Share received by the Trust in connection with the sale of Shares shall be cash at the net asset value thereof applicable at the time of the sale plus any applicable sales commission, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit (i)(2) to the Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP